Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robbi Virdi SANZ Inc. 303-495-6346 rvirdi@sanz.com Adam Friedman Adam Friedman Associates 212-981-2529 ext. 18 adam@adam-friedman.com

David Rosenthal Joins SANZ as New Chief Financial Officer

ENGLEWOOD, Colo.--(BUSINESS WIRE)—June 25, 2007—SAN Holdings, Inc. (OTCBB:SANZ), a leading provider of proven data access solutions, today announced the addition of David I. Rosenthal to the executive team. As Chief Financial Officer, Rosenthal’s expertise in finance, operations and strategy will help him to build a solid financial foundation that will support the company’s future growth. His immediate goals include identifying and establishing key financial metrics, reviewing and modifying budgetary controls, checks and balances and financial reporting.

“David brings with him a distinguished track record of working for a diverse group of challenging public and private companies and assisting them in structuring their financial programs,” said Todd Oseth, president and CEO of SANZ. “He Joins SANZ at a pivotal time in our growth and will be a crucial factor in moving the company forward towards its profitability goals.”

Rosenthal is a seasoned financial executive with over 25 years of experience working with high growth companies. His strategic focus has contributed to earnings growth and corporate alliances for companies such as Spectralink (NASDAQ: PCLM), StarTek (NYSE: SRT), Celestial Seasonings and Hauser. Most recently he was the interim CFO at Healthy Food Holdings where he was a significant player in the company’s acquisition and integration process. Rosenthal also has extensive experience with public offerings, investor and analyst relations, systems implementation and public reporting.

“I am pleased to be on board during this exciting time at SANZ” said Rosenthal. “The company will only continue to gain momentum in the marketplace and I look forward to helping maximize that growth to its fullest potential.”

Rosenthal holds an MBA from California State University and a bachelor’s degree in accounting from University of California, Berkeley.

About SANZ
SANZ is a leading provider of data access solutions focused on the design, deployment and support of intelligent data management. SANZ delivers solutions that allow corporations and government agencies to optimize their business-critical environments and maximize their IT investments.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.